                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section 240.14a-12

                       CELERITY SYSTEMS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

July   , 2000

Dear Stockholder:

    As indicated on the enclosed Notice of Annual Meeting of Stockholders, the Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on August 28, 2000. In order to assist the Company in its planning for the Meeting, if you plan to attend the Meeting in person, please complete the enclosed attendance card and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope (which has also been provided for the return of your proxy card). Stockholders are, of course, welcome to attend the Meeting whether or not they return the attendance card.

    Whether or not you plan to attend the Meeting in person, I urge you to complete your proxy and return it to our transfer agent in the enclosed addressed, postage-paid envelope. If you return the proxy card and attend the Meeting in person, you may still vote your shares in person at the Meeting.

                                        Yours very truly,

                                        [LOGO]
                                        KENNETH D. VAN METER
                                        President, Chief Executive Officer and
                                        Chairman of the Board

122 Perimeter Park Drive, Knoxville, TN 37922 . tel: 865 539 5300 . fax: 865 539
                            3502 . www.celerity.com

                             CELERITY SYSTEMS, INC.
                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Celerity Systems, Inc.:

    The Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on August 28, 2000, for the following purposes:

    1.  To elect the Board of Directors for the ensuing year.

    2. To consider and act upon a Proposal to amend the Company's Certificate of Incorporation to increase the authorized capital stock of the Company such that the aggregate number of shares of Common Stock which the Company shall have the authority to issue shall be increased from 15,000,000 to 50,000,000.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors and accountants for the Company for the fiscal year ending December 31, 2000.

    4.  To transact such other business as may properly come before the meeting.

    All stockholders are invited to attend the meeting. Stockholders of record at the close of business on July 20, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning two days after notice of the meeting is given for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 122 Perimeter Park Drive, Knoxville, Tennessee 37922.

    Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        [SIG]

                                        KENNETH D. VAN METER
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER
                                        CHAIRMAN OF THE BOARD

Knoxville, Tennessee
July   , 2000

                             CELERITY SYSTEMS, INC.
                            122 PERIMETER PARK DRIVE
                           KNOXVILLE, TENNESSEE 37922
                                 (865) 539-5300
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    The accompanying proxy is solicited by the Board of Directors of Celerity Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on August 28, 2000 at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, and any adjournment thereof.

                           VOTING SECURITIES; PROXIES

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies. The Company will reimburse the costs associated with such activity.

    The holders of a majority of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The approval of a plurality of the shares of Common Stock cast at the Annual Meeting is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of the shares of Common Stock cast at the Annual Meeting is required for adoption of such matters, except for proposals to amend the Certificate of Incorporation, to which the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for the adoption of such proposals.

    The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not affect the outcome of the election of directors, the ratification of the appointment of the public accountants or any other matter to be voted on by stockholders at the Annual Meeting, except for the proposal to increase the authorized Common Stock, as to which abstentions and broker non-votes will have the effect of votes "against" such proposal.

    All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director (Proposal 1), FOR the approval to amend the Certificate of Incorporation to increase the authorized Common Stock (Proposal 2) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 3) and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

    A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

    At the close of business on July 20, 2000,       shares of Common Stock were
outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on July 20, 2000 are entitled to notice of, and to vote at, the meeting.

NO DISSENTER'S RIGHTS

    Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposals 2 or 3.

    This proxy material is being mailed to stockholders commencing on or about
July   , 2000.

                                   PROPOSAL 1
                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

    The By-Laws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified (subject to certain provisions). The specific number of directors authorized may increase or decrease by resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at six. The Company has nominated Kenneth Van Meter, Glenn West, Fenton Scruggs, David Hultquist and Bruce Thompson to serve as directors. It is intended that the accompanying proxy will be voted in favor of the nominees, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is a director of the Company.

    The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

    The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.

    The names and ages of the Company's directors are as follows:

NAME OF NOMINEE                               AGE      POSITION
---------------                             --------   --------
Kenneth D. Van Meter......................     53      President, Chief Executive Officer and
                                                       Chairman of the Board

Glenn West................................     37      Director

Fenton Scruggs............................     63      Director

David Hultquist...........................     37      Director

Bruce Thompson............................     70      Director

KENNETH D. VAN METER

    Mr. Van Meter has been the President and Chief Executive Officer of the Company since January 20, 1997. He was elected Chairman of the Board on
March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Bell Atlantic Corporation ("Bell Atlantic"), NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From

June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993,
Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation. From 1984 to 1989,
Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in Chemistry from West Virginia University.

GLENN WEST

    Mr. West, a founder of the Company, has served as Director of Technology and a member of the Board of Directors since the Company's inception in 1993. Since January 1999, Mr. West has been Deputy Director of the Infocom Lab at Kent Ridge Digital Labs in Singapore. Mr. West also served as a Consultant to the Company until May 2000. Between 1993 and 1999, Mr. West served as Executive Vice President of the Company. Prior to founding the Company, from 1987 to 1993, Mr. West served as Senior Systems Engineer for Data Research and Applications, a software company.

FENTON SCRUGGS

    Dr. Scruggs, a founder of the Company, funded the initial start-up of the Company, and has been a member of the Company's Board of Directors since the Company's inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969.
Dr. Scruggs received his undergraduate degree from the University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962.
Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.

DAVID HULTQUIST

    Mr. Hultquist has been nominated to serve as a director of the Company.
Mr. Hultquist has been President of Capital Resource Consultants since 1999. From 1998 to 1999, Mr. Hultquist served as Chief Operating Officer, Chief Financial Officer and in certain other positions with the Lanrick Group, a net worth advisory firm. From 1995 to 1997, Mr. Hultquist served as Chief Operating Officer and Director of Strategic Telecom Systems. From 1992 to 1995,
Mr. Hultquist served as Controller of Global Telemedia. From 1986 to 1991,
Mr. Hultquist served as Assistant Controller for Health Care REIT, Inc.
Mr. Hultquist holds a BBA in Accounting from the University of Toledo.

BRUCE THOMPSON

    Mr. Thompson has been nominated to serve as a director of the Company. Since 1995, Mr. Thompson has served as President of First Toledo Corporation, an owner-developer of assisted living facilities and manager of limited partnerships with assisted living assets. From 1970 to 1995, he served as Chairman and Chief Executive Officer of Health Care REIT, Inc., which owns and finances operators of nursing and rehabilitation centers, mental health facilities, retirement and assisted living complexes and allied health care properties. Mr. Thompson received his B.A. from Yale University and received his LL.B and J.D from the University of Virginia Law School. Mr. Thompson is a director of Health Care REIT, Inc.

    Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office. Each director holds office until the Company's annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

STOCKHOLDER VOTE

    Election of each director requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    The Board of Directors recommends a vote FOR the election of each of the nominees for election to the Board of Directors named above.

COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board has established an Audit Committee and a Compensation Committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held ten meetings during the fiscal year ended December 31, 1999. All directors attended at least 75% of the meetings.

    The Audit Committee held one meeting during the fiscal year ended
December 31, 1999 which was attended by all members. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company's Controller to review reports on the functioning of the Company's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company based upon the activities of the Company's internal auditing staffs as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Controller to review any special situation arising in relation to any of the foregoing subjects. The Board of Directors has not adopted a written charter for the audit committee.

    The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended 1999 with management and has discussed with its independent auditors the matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and the letter from its independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with its independent accountants their independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

    The Audit Committee of the Board of Directors currently consists of Fenton Scruggs, Donald Greenhouse and Stephen Portch. A majority of the members of the Audit Committee are independent as defined in Rule 4200(a) of the National Association of Securities Dealer's listing standards.

    The Compensation Committee held one meeting during the fiscal year ended December 31, 1999 which was attended by all members. This Committee makes recommendations to the Board of Directors as to the salaries of the President and other senior executives. It also recommends to the Board of Directors incentive compensation plans for elected officers and other senior executives and reviews guidelines for the administration of the Company's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group.

    The Compensation Committee of the Board of Directors currently consists of Donald Greenhouse, Stephen Portch and Mark Braunstein.

    The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole.

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 1999, 1998 and 1997 paid to Kenneth D. Van Meter, the Company's Chairman of the Board, Chief Executive Officer and President and Dennis Smith, the Company's former Vice President of Engineering and Operations (Messrs. Van Meter and Smith are together the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                           -----------------------
                                                   ANNUAL COMPENSATION     RESTRICTED   SECURITIES
                                                   --------------------      STOCK      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY      BONUS       AWARD(S)     OPTIONS      COMPENSATION
---------------------------             --------   --------    --------    ----------   ----------    ------------
Kenneth D. Van Meter..................    1999     $170,100(1)      --            --           --             --
  Chairman of the Board, Chief            1998     $170,100(2)      --            --      413,200(6)          --
  Executive Officer, and President        1997     $154,731     71,810(5)         --      413,200             --

Dennis K. Smith.......................    1999     $131,250(3)      --            --        7,500             --
  Vice President of Engineering and       1998     $125,000(4)      --            --       36,500(6)          --
  Operations                              1997           --         --            --                          --

------------------------

(1) Includes $155,925 voluntarily deferred in 1999, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(2) Includes $70,875 voluntarily deferred in 1998, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(3) Includes $73,149 voluntarily deferred in 1999, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(4) Includes $14,583 voluntarily deferred in 1998, which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(5) Includes $17,864 paid in the first quarter of 1998 and an aggregate of $53,946 which was paid in equity securities in April 2000. See "Certain Relationships and Related Transactions."

(6) Options repriced on December 1, 1998.

    The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                   ------------------------------------------------------
                                                   NUMBER OF    PERCENTAGE OF
                                                   SECURITIES   TOTAL OPTIONS
                                                   UNDERLYING     GRANTED TO     EXERCISE OR
                                                    OPTIONS     INDIVIDUALS IN   BASE PRICE    EXPIRATION
NAME                                                GRANTED      FISCAL YEAR      PER SHARE       DATE
----                                               ----------   --------------   -----------   ----------
Dennis K. Smith..................................    7,500           100%          $0.656        9/13/09

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1999 by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                    NUMBER OF                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                     SHARES                        OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                   ACQUIRED ON    VALUE         DECEMBER 31, 1999         DECEMBER 31, 1999(1)
NAME                                EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                               -----------   --------   -------------------------   -------------------------
Kenneth D. Van Meter.............         --          --      413,200             0             0             0
Dennis K. Smith..................         --          --       20,167        23,833             0             0

------------------------

(1) Amount reflects the market value of the underlying shares of Common Stock at the closing price reported on the OTC Bulletin Board on December 31, 1999 ($0.609 per share), less the exercise price of each option.

DIRECTOR COMPENSATION

    Beginning in 1998, the Company's policy was for each outside director to receive nonqualified stock options for 20,000 shares in addition to $2,500 per quarter. Directors did not receive compensation in fiscal 1998 or 1999, but equivalent compensation was paid to the directors in shares in June 2000. Beginning in 2000, the Company's policy is for each outside director to receive nonqualified stock options for 5,000 shares per quarter in addition to either $1,500 in cash or $2,000 in nonqualified stock options per quarter.

STOCK OPTION PLANS

    On August 10, 1995, the Board of Directors and stockholders adopted the Company's 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of Common Stock to employees and officers of the Company. In August 1997, the Board of Directors and the stockholders adopted the Company's 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to employees, directors, and officers of the Company. Options granted under the Plans may be either "incentive stock options" within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

    The Plans are administered by the Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but may not be less than 85% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

    Options under the 1995 Plan must be issued within 10 years from August 10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by the Board of Directors of the Company, by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan from which they were granted.

    On November 25, 1998, the Board of Directors of the Company approved a resolution which permitted the Company to reprice all outstanding options to purchase Common Stock which were held by employees of the Company as of December 1, 1998, to a price equal to the closing of the Company Common Stock reported on the Nasdaq SmallCap Market on December 1, 1998. Such closing price on December 1, 1998 was $.688 per share.

    At December 31, 1999, options to purchase 24,500 shares of Common Stock were outstanding under the 1995 Plan at an exercise price of $0.688 per share. Of such optionees, Dennis Smith, a former officer of the Company, had options to purchase 12,500 shares of Common Stock (4,167 of which were exercised). At December 31, 1999, options to purchase 207,920 shares of Common Stock were outstanding under the 1997 Plan (or upon equivalent terms) at exercise prices ranging from $0.688 to $2.938 per share, although a majority of such options are exercisable at $0.688 per share. Options granted at December 31, 1999 to directors of the Company under the 1997 Plan consist of: (i) options granted to Mark Braunstein, Donald Greenhouse and Fenton Scruggs to each purchase 20,000 shares of Common Stock, respectively, at an exercise price of $2.125 per share;
(ii) options granted to Stephen Portch to purchase 20,000 shares of Common Stock at an exercise price of $2.625 per share; (iii) options granted to Mark Braunstein and Fenton Scruggs to each purchase 851 shares of Common Stock, respectively, at an exercise price of $2.938 per share; (iv) options granted to Stephen Portch and Donald Greenhouse to each purchase 1,333 shares of Common Stock, respectively, at an exercise price of $1.875; and (v) options granted to Stephen Portch, Donald Greenhouse, Mark Braunstein and Fenton Scruggs to each purchase 1,538 shares of Common Stock, respectively, at an exercise price of $1.625 per share. Dennis Smith, a former officer of the Company, had options to purchase 8,000 shares of Common Stock at an exercise price of $0.688 per share and options to purchase 7,500 shares of Common Stock at an exercise price of $0.656 per share.

OPTIONS GRANTED OUTSIDE THE PLANS

    In addition to the options which have been granted under the Plans, the Company has previously granted options outside of the Plans. At December 31, 1999, options to purchase 483,200 shares of Common Stock were outstanding, including: (i) options granted to Donald Greenhouse, a director of the Company to purchase (a) 14,000 shares of Common Stock at an exercise price of $0.10 per share (all of which have been exercised) and (b) 26,000 shares of Common Stock at an exercise price of $1.38 per share; and (ii) options granted to Kenneth Van Meter to purchase 413,200 shares of Common Stock at an exercise price of $0.688 per share

401(K) PROFIT SHARING PLAN

    The Company had a 401(k) profit sharing plan (the "401(k) Plan"), pursuant to which the Company, at its discretion each year, made contributions to such plan which matched a certain percentage, as determined by the Company, of the contributions made by each employee. The Company made no matching contributions in fiscal years 1998 and 1999, and the 401(k) Plan was terminated in May 1999.

EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement with Mr. Van Meter, as amended, which expired on January 20, 2000. Mr. Van Meter is currently employed by the Company without an employment agreement. Pursuant to his employment agreement, Mr. Van Meter received an annual base salary of $162,000. The employment agreement provided for the annual review of Mr. Van Meter's salary; Mr. Van Meter received a 5% raise on January 20, 1998. Pursuant to his employment agreement, Mr. Van Meter was eligible, at the discretion of the Board of Directors, to receive an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and the Company reached certain milestones. Up to two-thirds of such incentive bonus was to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus was to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award. In July 1997, Mr. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of Common Stock at $1.38 per share and options to purchase 230,000 shares of Common Stock at $3.00 per share. Such options were repriced on December 1, 1998 at an exercise price of $0.688 per share. Additionally, during 1997, Mr. Van Meter received reimbursement of approximately $37,272 for expenses incurred as a result of his relocation.

    The Company has entered into an employment agreement with Mr. West which expired on May 1, 2000. Mr. West currently serves only as a director of the Company. Pursuant to his employment agreement, Mr. West received a base salary of $148,954 in 1998. Such base salary was subject to increase at the discretion of the Board of Directors based upon, among other things, the performance of the Company and the performance, duties, and responsibilities of Mr. West. The employment agreement also provided that Mr. West not compete with the Company for two years after the termination of his employment. A state court, however, may determine not to enforce such non-compete clause as against public policy. The employment agreement was terminable by the Company for cause upon the occurrence of certain events, or upon physical or mental disability or incapacity. As of January 1, 1999, Mr. West's employment agreement was amended to provide, among other things, for his taking a voluntary leave of absence from his employment with the Company. Such leave of absence continued through the end of the term of his employment agreement. During his leave of absence, Mr. West did not receive compensation as an employee of the Company, but was available to provide consulting services to the Company for up to 20 hours per month, for a monthly retainer of $2,500. The Company was able to require Mr. West to provide consulting services for up to an additional 20 hours per month at a rate of $200 per hour for such services. Mr. West was paid all amounts due under his agreement in equity securities in April 2000. See "Certain Relationships and Related Transactions."

    Pursuant to an employment agreement with the Company, Dennis Smith received a salary of $125,000 per annum. In 1998, he received a reimbursement of approximately $30,000 for expenses incurred as a result of his relocation and was eligible each year during his employment to receive, at the discretion of the Board of Directors, a bonus of up to twenty five percent (25%) of his annual salary. Mr. Smith was not paid a bonus during 1998 or 1999, but in June 2000, was granted $10,000 in shares at a price per share equal to the Company's market price as of December 31, 1998 and $10,000 in shares at a price per share equal to the Company's market price as of December 31, 1999. In connection with his employment, Mr. Smith received options to purchase 24,000 shares of Common Stock at an exercise price of $7.00 per share and options to purchase 12,500 shares of Common Stock at an exercise price of $0.78 per share. All of such options were repriced on December 1, 1998 to an exercise price of $0.688 per share. Mr. Smith terminated his employment with the Company in June 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's voting securities as of June 30, 2000 by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, director nominees and the Named Executive Officers and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed in the table below has sole voting and dispositive power with respect to the shares beneficially owned by such stockholder.

                             PRINCIPAL STOCKHOLDERS

                                                              NUMBER OF SHARES
NAME OF BENEFICIAL OWNER(1)                                  BENEFICIALLY OWNED      PERCENT OF CLASS(2)
---------------------------                                  ------------------      -------------------
Kenneth D. Van Meter.......................................          889,399(3)              8.0%
Glenn West.................................................          157,636(4)              1.5%
Dennis K. Smith............................................          106,003(5)              1.0%
Dr. Fenton Scruggs.........................................          438,214(6)              4.1%
Donald Greenhouse(7).......................................           40,630(8)              0.4%
Stephen Portch.............................................           40,630(9)              0.4%
Dr. Mark Braunstein........................................           40,308(10)             0.4%
David Hultquist............................................          397,000(11)             3.7%
Bruce Thompson.............................................            1,000                   0%
All directors and executive officers as a group
  (7 persons)(3)(4)(6)(8)(9)(10)...........................        1,606,817                14.3%

------------------------

(1) The address for Messrs. Van Meter, West, Smith, Greenhouse, Portch, Hultquist and Thompson and Drs. Braunstein and Scruggs is c/o Celerity Systems, Inc., 122 Perimeter Park Drive, Knoxville, Tennessee 37922.

(2) Shares of Common Stock are deemed outstanding for purposes of computing the percentage of beneficial ownership if such shares of Common Stock underlie securities which are exercisable or convertible within 60 days of the date of this proxy statement.

(3) Includes 491,329 shares of Common Stock which are subject to currently exercisable stock options and warrants. Does not include 21,032 shares of Common Stock owned by Mr. Van Meter's adult children to which he disclaims beneficial ownership.

(4) Includes 8,096 shares of Common Stock which are subject to currently exercisable warrants.

(5) Includes 27,271 shares of Common Stock which are subject to currently exercisable stock options and warrants.

(6) Includes 36,411 shares of Common Stock which are subject to currently exercisable stock options and warrants.

(7) Mr. Greenhouse is the father of David Greenhouse who is the Vice President of AWM Investment Company, Inc. Mr. Greenhouse disclaims beneficial ownership of any shares owned by such fund.

(8) Includes 14,735 shares of Common Stock which are subject to currently exercisable stock options.

(9) Includes 14,735 shares of Common Stock which are subject to currently exercisable stock options.

(10) Includes 14,413 shares of Common Stock which are subject to currently exercisable stock options.

(11) Includes 125,000 shares of Common Stock which are subject to currently exercisable warrants. Does not include 200,000 shares of Common Stock owned by a trust for the benefit of Mr. Hultquist's children as to which he disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended
December 31, 1999, all Section 16 filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that a Form 5 was filed late by Dennis Smith.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    In August 1998, Mr. Van Meter loaned $55,000 to the Company for payroll, and Dr. Scruggs lent $100,000 to the Company for general purposes. These loans were evidenced by short-term notes. In October 1998, the Company consummated a private placement (the "Royalty Private Placement") in which holders who subscribed for notes bearing 7% interest were entitled to receive royalties of $0.50 for each $100,000 invested (pro rated for lesser investments) for each set top box sold over a period of five years or the total notes placed. Dr. Scruggs converted the principal amount of his short term to a long term note in the Royalty Private Placement and Mr. Van Meter converted $50,000 of the principal amount of his short term note to a long term note in the Royalty Private Placement. Dennis Smith, a then Vice-President of the Company who was owed $25,000 as part of his relocation, elected to convert such amount in the Royalty Private Placement. William Chambers, a former officer of the company, elected to purchase a $50,000 note in the Royalty Private Placement. In December 1999, the Company received an unsecured loan bearing interest at a rate of 9% per annum from David Hultquist in the principal amount of $125,000. The loan, together with accrued interest thereon, is currently outstanding. In connection with this loan, the Company issued to Mr. Hultquist warrants to purchase 125,000 shares of Common Stock. The warrants are exercisable at $0.20 per share and expire on December 31, 2001.

    Between April and June 2000 the Company consummated a private placement in which the Company canceled outstanding debt held by some of the creditors of the Company, including some of its current and former officers and directors. All investors in the private offering received shares of the Company's common stock with an aggregate value equal to the amount of debt canceled, calculated at the average closing bid price of the Company's common stock on the Nasdaq Bulletin Board for the five trading days prior to closing, less twenty percent. In addition, investors received warrants to purchase common stock at the rate of one warrant for each five dollars of debt canceled. Of such debt canceled in connection with the private placement, $390,647 was held by Kenneth D. Van Meter, including deferred compensation and all outstanding notes, $109,991 was held by Fenton Scruggs, including notes from the Royalty Private Placement, $40,481 was held by Glenn West, including all amounts owed under his employment agreement, $96,357 was held by Dennis Smith, including deferred compensation and notes from the Royalty Private Placement and $75,889 was held by William Chambers, including deferred compensation.

                                   PROPOSAL 2
                             APPROVAL OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK

GENERAL

    The Board of Directors has determined that it would be advisable to amend the FOURTH Article of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company such that the aggregate number of shares of Common Stock which the Company shall have the authority to issue shall be increased from 15,000,000 to 50,000,000.

    The Board of Directors has unanimously adopted and declared it advisable and unanimously recommends to the Company's stockholders that the FOURTH Article of the Company's Certificate of Incorporation be amended as described. A copy of the FOURTH Article of the Company's Certificate of Incorporation, as proposed to be amended by the resolution adopted by the Board of Directors, is attached as Annex A.

            INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has approved, subject to stockholder approval at the 2000 Annual Meeting of Stockholders, an increase in the number of authorized shares of Common Stock from 15,000,000 to 50,000,000 ("Authorized Stock Proposal"). The Company's Certificate of Incorporation currently authorizes the issuance of 15,000,000 shares of Common Stock. As of July 20, 2000, the record
date for the Annual Meeting (the "Record Date"),             shares of Common
Stock were outstanding and             shares are reserved for issuance in
relation to outstanding options, warrants, convertible securities and the Company's Stock Option Plans, including shares issuable upon conversion of the Company's securities that feature fluctuating conversion prices ("Fluctuating
Price Securities"). Accordingly, there are             authorized shares of
Common Stock unissued and not reserved for future issuance. If the price of the Company's Common Stock were to decrease, the Company could be required to issue additional shares of Common Stock upon conversion of its outstanding Fluctuating Price Securities, and the Company may not have a sufficient number of authorized and unissued shares available.

    The Board of Directors considers the proposed authorization of an increase of 35,000,000 shares of Common Stock desirable because it would provide the Company with the ability to take advantage of future opportunities for the issuance of equity in connection with public and private financings, programs to facilitate expansion and growth and for other general corporate purposes, including stock dividends and employee benefit plans, without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance. In addition, the proposed authorization would assist the Company in issuing the required number of shares issuable upon conversion of the Company's outstanding (or future) Fluctuating Price Securities.

BOARD OF DIRECTORS RESERVATION OF RIGHTS

    If the amendment proposed in this Proposal 2 to amend the Company's Certificate of Incorporation is approved by the stockholders, such amendment will become effective upon the filing of a Certificate of Amendment of the Certificate of Incorporation of the Company, with the Secretary of State of the State of Delaware. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Amendment, if at any time prior to filing a Certificate of Amendment with the Secretary of State of the State of Delaware the Board of Directors, in its sole discretion, determines that the Amendment is no longer in the best interests of the

Company and its stockholders. In addition, the Board of Directors reserves the right to delay filing the Certificate of Amendment for up to twelve months following stockholder approval of the Amendment at the Annual Meeting. However, at the present time, the Board of Directors intends to proceed with the Amendment as presented herein without delay.

STOCKHOLDER VOTE REQUIRED

    An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to adopt Proposal 2. Accordingly, abstentions and broker non-votes could have a significant effect on the outcome of this proposal. Proxies solicited by the Board of Directors will be voted in favor of the adoption of Proposal 2 to amend the FOURTH Article of the Certificate of Incorporation unless otherwise indicated thereon.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE FOURTH ARTICLE OF THE COMPANY'S CERTIFICATE OF INCORPORATION, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 3
               RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP, independent certified public accountants, has audited the books and records of the Company for fiscal year 1999 and for six prior years.

    Representatives of PricewaterhouseCoopers LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

STOCKHOLDER VOTE

    The appointment of public accountants will be ratified if Proposal 3 receives the affirmative vote of a majority of the shares of the Company's Common Stock cast.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS AND PUBLIC ACCOUNTANTS FOR THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's offices at 122 Perimeter Park Drive, Knoxville, Tennessee 37922 no later than March 1, 2001, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations.

                                 ANNUAL REPORT

    The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 is being mailed to stockholders with this proxy statement.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 is incorporated herein by reference.

    THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, CELERITY SYSTEMS, INC., 122 PERIMETER PARK DRIVE, KNOXVILLE, TENNESSEE 37922.

                                    ANNEX A

    FOURTH: The total number of shares of capital stock that the Corporation has authority to issue is (i) fifty million (50,000,000) shares of common stock with a par value of $0.001 per share ("Common Stock"); and (ii) three million (3,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Designation Preferred Stock"). The Designation Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, the determination of fixing of the following:

        (a) The distinctive designation and number of shares constituting such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

        (b) The dividend rate, if any, of such series or the method of determination thereof, the conditions and times upon which such dividends shall or may be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series thereof, or any other series of the same class, and whether dividends shall be cumulative or noncumulative;

        (c) The conditions upon which the shares of such series shall be subject to redemption by the Corporation or the holder thereof and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

        (d) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

        (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other stock of the Corporation or any other securities and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

        (f) Whether or not the shares of the series shall have voting rights in addition to the voting rights provided by law, including whether or not the shares shall have cumulative voting rights, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

        (g) The rights of the shares of the series in the event of voluntary or involuntary liquidation or dissolution, or upon the distribution of assets, of the Corporation; and

        (h) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

                                ATTENDANCE CARD

I, ____________________________________, plan to attend the Annual Meeting of
Stockholders of Celerity Systems, Inc. to be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, at 10:00 a.m., Eastern Daylight Savings Time, on August 28, 2000.

(If you plan to attend the Meeting in person, please return this attendance card to American Stock Transfer & Trust Company
               in the enclosed addressed, postage-paid envelope)

-------------------------------------------------------------------------------
                             CELERITY SYSTEMS, INC.

The undersigned stockholder in Celerity Systems, Inc. (the "Company") hereby constitutes and appoints Kenneth D. Van Meter and ______________, and each of them, the undersigned's true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all of the shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 122 Perimeter Park Drive, Knoxville, Tennessee 37922, on August 28, 2000 at 10:00 a.m., Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE APPROVAL OF PROPOSALS 2 AND 3.

            (Continued and to be signed and dated on the other side)

-------------------------------------------------------------------------------




-------------------------------------------------------------------------------

    A /X/   Please mark your
            votes as in this
            example.


                           WITHHOLD
                   FOR     AUTHORITY     Nominees:                                           FOR    AGAINST    ABSTAIN

(1)   Election     / /       / /        Kenneth Van Meter     (2)  Proposal No. 2           / /      / /       / /
      of
      Directors                          Glenn West            Approval of the Increase
                                                               of Authorized Common

                                         Fenton Scruggs        Stock

                                         David Hultquist                                    / /      / /       / /

                                         Bruce Thompson        (3)  Proposal No. 3

                                                               Ratification of the
                                                               Appointment of
                                                               PricewaterhouseCoopers
                                                               LLP as Public
                                                               Accountants

FOR, except vote withheld from the following nominees:


__________________   Date: ____________, 2000   __________________   Date: ____________, 2000
Signature                                       Signature

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------